Exhibit 10.1

July 30, 2015

Via Electronic Mail

Mr. Todd S. Nelson

Dear Todd,

On behalf of Career Education Corporation (the “Company”), I am pleased to confirm our offer of employment to you for the position of President and Chief Executive Officer. Upon your acceptance of this offer as outlined below, you will join the Company effective as of the Commencement Date (as defined below) as a full-time employee reporting to the Company’s Board of Directors (the “Board”).

Your employment with the Company will be subject to the terms and conditions set forth in this letter (“Letter”). It is anticipated that you will commence employment on August 12, 2015 (the actual date you commence employment, the “Commencement Date”).

1.	Positions and Duties. You will serve as the Company’s President and Chief Executive Officer, and shall report directly to the Board. You will render such business and professional services in the performance of your duties, consistent with your position in the Company, as are reasonably assigned to you by the Board. The period you are employed by the Company under this Letter is referred to herein as the “Employment Term.” During the Employment Term, you will devote your full business time and efforts to the Company and will use good faith efforts to discharge your obligations under this Letter to the best of your ability and in accordance with applicable law and each of the Company’s ethics guidelines, conflict of interest policies and any code of business conduct policies as may be in effect from time to time. During the Employment Term, you agree not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, you may engage in charitable and civic activities and, upon prior approval of the Board, may serve on one for-profit board of directors, provided such activities and service are not competitive with the Company and do not interfere with your duties. It is expected that you will perform a majority of your duties for the Company at its headquarters, which is currently located in Schaumburg, Illinois.

2.	At-will Employment. You and the Company agree that your employment with the Company constitutes “at-will” employment and either you or the Company may terminate your employment at any time for any reason, subject to the terms of this Letter below. Without limiting the foregoing, you may be entitled to severance and other benefits in connection with termination of your employment depending upon the circumstances of the termination of your employment, as set forth in this Letter.

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3.	Board Membership. It is expected that you will be appointed to serve as a member of the Board upon or shortly following the Commencement Date. Your continued service as a member of the Board will be subject to the Board’s ongoing nomination process and any required stockholder approval. Upon the termination of your employment for any reason and unless otherwise requested by the Board, you will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates) voluntarily and without further action from the Board, effective as of the end of your employment, and you, at the Board’s request, will execute the documents necessary to reflect your resignation from the Board.

4.	Base Salary. You will be paid an annual base salary of $770,000 (“Base Salary”), payable in installments in accordance with the Company’s standard payroll schedule.

5.	Annual Bonus. You will be eligible to participate in the Company’s Annual Incentive Award Program (or successor program) (“AIP”) and thereby earn an annual target performance bonus equal to 100% of your Base Salary (prorated for the portion of the year that you are employed by the Company), with a maximum payment level of 200% of your target bonus amount for fiscal year 2015 payable in cash in an amount determined by the Board, or the Compensation Committee of the Board (the “Compensation Committee”), in its sole and absolute discretion, based upon performance criteria determined by the Board or the Compensation Committee (the “Annual Bonus”); provided that for fiscal year 2015, you will be eligible to receive an Annual Bonus equal to not less than 100% of your target Annual Bonus, pro-rated based on the number of days in fiscal year 2015 you are employed from the Commencement Date through the last day of fiscal year 2015. For years after 2015, subject to any change that may be implemented by the Compensation Committee and similarly effects all executive officers of the Company, your target bonus opportunity for each year’s Annual Bonus (expressed as a percentage of your Base Salary) will not be less than the target bonus opportunity for fiscal year 2015. The Annual Bonus for each year shall be paid within a reasonable amount of time after the amount of such Annual Bonus is determined by the Compensation Committee for the applicable fiscal year to which the Annual Bonus relates, based on the achievement of the applicable performance conditions. In any event, the Annual Bonus shall be paid no later than seventy-five (75) days following the end of the Company’s fiscal year to which such bonus relates.

6.	Benefits. During the Employment Term, you will be eligible to participate in the benefit programs generally available to senior executive employees of the Company.

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7.	Long-Term Incentive Awards. On the later of the Commencement Date and the first date thereafter upon which the granting of equity-based awards are permitted under the Company’s Amended and Restated Guidelines for Equity Awards (such later date, the “Grant Date”), you will receive the following long-term incentive awards (the “Long-Term Incentive Awards”):

(a)	a stock option award (the “Stock Options”) to purchase shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”), with the number of shares subject to the award determined by dividing (i) $600,000 by (ii) the product of (x) the Black-Scholes value determined as of the date which is two trading days prior to the Grant Date, and (y) the 30-day average price of the Common Stock on the date that is one calendar week prior to the Grant Date. The Stock Options will have a per share exercise price equal to 100% of the closing price per share of the Common Stock on the Grant Date and, except as otherwise provided herein, will otherwise be granted in accordance with, and subject to the terms of, the Company’s 2008 Incentive Compensation Plan, as amended (or successor plan) (the “Plan”) and an applicable award agreement thereunder. The Stock Options, will vest and become exercisable in four equal annual installments on each of September 14, 2016, 2017, 2018 and 2019, provided that you remain employed by the Company on each applicable vesting date, except as set forth in the Plan, the applicable award agreement or this Letter.

(b)	an award of restricted stock units (the “RSUs”), half of which will be cash-settled and the other half of which will be stock-settled, with the number of shares of Common Stock underlying the RSUs subject to the award determined by dividing $400,000 by the 30-day average price of the Common Stock on the date that is one calendar week prior to the Grant Date. The RSUs will vest in equal annual installments on each of September 14, 2016, 2017, 2018 and 2019, provided that you remain employed by the Company through each applicable vesting date, except as set forth in the Plan, the applicable award agreement or this Letter. The RSUs will be granted in accordance with, and subject to the terms of, the Plan and an applicable award agreement thereunder, provided that, all or a portion of the cash-settled RSUs, may be granted outside of the Plan but subject to terms consistent with the terms of the Plan, an applicable award agreement thereunder or this Letter.

(c)	an award of cash-settled performance units (the “Performance Units”), with a target amount of $1,000,000 and a maximum payment level of 200%. The performance condition related to the Performance Units will be based on the total shareholder return of the Common Stock as compared to the total shareholder return of the Company’s peer group during the period beginning on January 1, 2015 and ending on December 31, 2017. The Performance Units will vest on December 31, 2017, provided that you remain employed by the Company through each applicable vesting date, except as set forth in the Plan, the applicable award agreement or this Letter. The payment due in connection with the Performance Units will be determined pursuant to the applicable award agreement based on the Company’s comparative total shareholder return, and paid no later than March 15, 2018. The Performance Units will otherwise be granted in accordance with, and subject to the terms of, the Plan, an applicable award agreement and this Letter.

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Except as set forth below, or otherwise provided in an applicable award agreement, upon termination of your employment, the Long-Term Incentive Awards shall cease to vest or be exercisable (as applicable) and, to the extent not then vested, shall be cancelled and forfeited.

(i)	In the event your employment is terminated by the Company without “Cause” or you resign for “Good Reason,” as such terms are defined in Exhibit A to this Letter, (A) the Stock Options shall vest in full on your date of termination and remain exercisable for three years following your termination date, but in no case beyond the expiration of the 10-year option term, (B) the RSUs shall vest in full on the termination date and shall be payable within 30 days following such termination date, and (C) the Performance Units shall vest and become payable based on the actual performance results applicable to the Performance Units and payable at such time as the Performance Units would otherwise be paid, but in no event will such amount be paid after March 15, 2018; provided that the amount paid to you shall be multiplied by a fraction, the numerator of which is the number of days on or after the Commencement Date through the date of your termination of employment and the denominator of which is 873.

(ii)	In the event your employment is terminated due to death or “Disability,” as defined in Exhibit A to this Letter, (A) the Stock Options shall vest in full on the date of your termination and remain exercisable for one year following your termination date, but in no case beyond the expiration of the 10-year option, (B) the RSUs shall vest in full on the date of your termination and shall be payable within 30 days following such termination date, and (C) the Performance Units shall vest and become payable at target on the date of termination.

(iii)	If your employment is terminated by the Company without Cause or you resign for Good Reason on or within 18 months following a “Change in Control” (as defined in the Plan), with respect to the Performance Units, such award will become vested and payable as of the date of your termination based on the greater of (A) target performance or (B) actual performance measured as of the date of the Change in Control, taking into account any price of the Common Stock applicable in connection with the Change in Control, with future performance extrapolated accordingly on the same basis.

(iv)	If your employment terminates by reason of your “Retirement” (as defined in the Plan), the Stock Options shall remain exercisable for three years following the date of your termination, but in no case beyond the expiration of the 10-year option term.

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Commencing with the Company’s 2016 fiscal year, you will be eligible for annual long-term incentive awards under the Plan, commensurate with the eligibility of other senior executives for such awards, the actual awards to be determined in the sole discretion of the Board or the Compensation Committee, as applicable.

8.	Sign-on Award. On the Commencement Date or within 10 days thereafter, you shall receive a lump-sum cash payment in the amount of $1,000,000 (the “Sign-on Cash Award”), as well as an award of cash-settled restricted stock units (the “Sign-on RSUs,” and together with the “Sign-on Cash Award, the “Sign-on Award”) with the number of shares of Common Stock underlying the Sign-on RSUs determined by dividing $1,750,000 by the 30-day average price of the Common Stock on the date that is one calendar week prior to the Grant Date. The Sign-on RSUs will be granted outside of the Plan but subject to terms consistent with the terms of the Plan and an applicable award agreement thereunder. You agree that as a result of the Sign-on Award, you will neither be entitled to any reimbursement for any commuting, living or relocation expenses you may incur in connection with your employment by the Company, nor will you be eligible for any other provision of commuting, housing or relocation assistance benefits from the Company.

If your employment is terminated by the Company for Cause or you resign without Good Reason (and not due to Disability), as to the after-tax amount of the of the Sign-on Cash Award (the “After-Tax Cash Amount”), you shall repay to the Company 100% of the After-Tax Cash Amount if such termination occurs prior to the first anniversary of the Commencement Date. The Sign-on RSUs shall become vested as follows: (i) fifty percent (50%) of the Sign-on RSUs shall become vested on September 14, 2016, and (ii) the remaining fifty percent (50%) of the Sign-on RSUs shall become vested September 14, 2017, provided that you remain employed by the Company through each applicable vesting date, except as set forth in the Plan or the applicable award agreement.

9.	Severance. To the extent your employment is terminated by the Company without Cause or by you for Good Reason (not including death or Disability) at any time, you will be eligible for benefits under the Company’s Executive Severance Plan (as most recently amended and restated as of January 1, 2015), as such plan may be further amended, restated or replaced from time to time (the “Severance Plan”), subject to satisfaction of the Severance Plan’s relevant requirements (e.g., incurring a qualifying termination and execution of release). Notwithstanding the foregoing, for purposes of determining the benefits due to you pursuant to the Severance Plan,

(a)	the following shall be deemed to be added to the end of Section I.C of the Severance Plan: “For purposes of this Plan, the Eligible Employee shall be deemed to have been involuntarily terminated by action of the Company if the Eligible Employee terminated his employment with the Company for “Good Reason” (as defined in Exhibit A to that certain Letter Agreement between the Company and the Eligible Individual dated as of July 30, 2015 (the “Letter Agreement”));”

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(b)	the definition of “Pay” in Section II.A.1 of the Severance Plan, shall be deemed to be “the sum of (a) two times his or her annual base salary as shown on the Company’s records at the time of termination, and (b) two times the target value of his or her annual incentive under the Company’s applicable annual incentive program (or program of similar effect) for the year in which termination occurs;” and

(c)	a new Section II.A.4 shall be deemed to have been added to the Severance Plan, which Section II.A.4 shall be deemed to read as follows: “Prorated Bonus. Subject to compliance with Plan requirements, an Eligible Employee shall receive payment of a pro rata portion of his Annual Bonus (as defined in the Letter Agreement) for the fiscal year of the Company in his termination occurs, based on the number of days of such fiscal year that elapsed through the date his employment terminated and calculated based on the actual performance results applicable to such fiscal year (with any exercise of negative discretion to be based only on achievement (or lack thereof) of previously-established performance goals and not subjective personal performance), payable at such time as bonuses are paid by the Company to senior executives pursuant to the terms of the AIP (as defined in the Letter Agreement), but in no event will such amount be paid after the 75th day following the end of the fiscal year to which the Annual Bonus relates.”

The treatment of your Long-Term Incentive Awards and Sign-on Award in the event of such termination is as provided in Sections 7 and 8 above, respectively.

10.

Golden Parachute Excise Tax. If the payments and benefits provided for in this Letter or otherwise payable to you from the Company constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits shall be subject to reduction to the extent necessary to assure that the payments and benefits provided to you under this Letter will be limited to the greater of (a) the amount of payments and benefits that can be provided without triggering a parachute payment under Section 280G or (b) the maximum dollar amount of payments and benefits that can be provided so as to provide you with the greatest after-tax amount of such payments and benefits after taking into account any excise tax you may incur under Section 4999 with respect to those payments and benefits and any other benefits or payments to which you may be entitled in connection with any change in control or ownership of the Company under Section 280G or the subsequent termination of your employment. To the extent reduction of any payments and benefits is required by this Section 10 such that no portion of your severance benefits will be subject to the excise tax imposed by Section 4999, the severance benefits shall be reduced in the

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following order: (i) cash severance pay, (ii) cash payments based on the awards granted under Section 7 of this Letter, and (iii) the Stock Options, RSUs, Performance Units and any other equity awards granted to you.

11.	Indemnification. On the Commencement Date, the Company and you will enter into the Company’s then current form of Indemnification Agreement applicable to executive officers and members of the Board of the Company and will cover you as an insured (including coverage after a termination of your employment and service as a director respecting your acts and omissions occurring during your employment or as a director) under any contract of directors and officers liability insurance that covers directors as insureds.

12.	Prerequisite. As a prerequisite to commencing employment with the Company, you will be expected to satisfactorily pass (in the reasonable discretion of the Board) a background check conducted at the request of the Company.

13.	Professional Fees. The Company agrees to reimburse you for any reasonable attorneys’ fees incurred in connection with the negotiation and preparation of documents relating to your commencement of employment with the Company, including this Letter, provided that such reimbursed amounts shall not exceed $20,000.

14.	Employment Representation. You hereby represent to the Company that your execution and delivery of this Letter and the performance by you of your duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which you are a party or are otherwise bound.

15.

Section 409A. It is intended that the payments provided under this Letter shall be exempt from or comply with the requirements of Section 409A of the Code. This Letter shall be construed, administered and governed in a manner that effects such intent. It is further acknowledged and agreed that to the extent required to avoid accelerated taxation or tax penalties under Section 409A of the Code, (i) you will not be considered to have terminated employment or service for purposes of this Letter, and no payments will be due under this Letter that are payable upon termination of your employment or service until you would be considered to have incurred a “separation from service” with the Company within the meaning of Section 409A of the Code, and (ii) if at the time of your termination of employment or service with the Company, you are a “specified employee” as defined under Section 409A of the Code, then to the extent required by Section 409A(a)(ii)(B)(i) of the Code, amounts due under this Letter that are provided as a result of your separation from service, within the meaning of Section 409A of the Code, and that would otherwise be paid or provided during the first six months following such separation from service, shall be delayed until the earlier to occur of (A) the first day of the seventh month following your separation from service or (B) the date of your death. Subject to the foregoing, in the event any payment or benefit becomes due under Section 9 conditioned upon your entering into a Release, and as a result of the date of

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such Release the payment or benefit could be made in either of two of your taxable years, such payment or benefit shall be made on the later of January 15 of the later such taxable year or within 10 days after the date such Release becomes effective. No reimbursement payable to you pursuant to any provision of this Letter or otherwise pursuant to any plan or arrangement of the of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. In addition, your right to reimbursement (or in-kind benefits) cannot be liquidated or exchanged for any other benefit or payment.

16.	Restrictive Covenants.

(a)	Return of Company Property. You represent, warrant and covenant that upon termination of your employment, you will return to the Company all Company property in the your possession or control, including, without limitation, all telephones, keys, access cards, security badges, credit cards, phone cards, equipment, computer hardware and encryption devices (including, but not limited to, all computers, smartphones, and personal data assistants), all contents of all such hardware, all passwords and codes needed to obtain access to or operate all or part of any such hardware, all electronic storage devices (including but not limited to all hard drives, disk drives, diskettes, CDs, CD-ROMs, DVDs, and DVD-ROMs), all contents of all such electronic storage devices, all passwords and codes needed to obtain access to or use all or part of any such electronic storage device, all computer software and programs, financial information, accounting records, computer printouts, manuals, data, materials, papers, books, files, documents, records, policies, student information and lists, customer information and lists, marketing information, specifications and plans, data base information and lists, mailing lists, and notes, including but not limited to any property describing or containing any Confidential Information (as defined below), and you agree that you will not retain any copies, duplicates, reproductions or excerpts thereof in any form whatsoever.

(b)

Confidential Information and Protection of Confidential Information. You acknowledge that, throughout and as an incident to your employment with the Company, you will become acquainted with and receive confidential information relating to the Company, including trade secrets, processes, methods of operation, business models and plans, advertising and marketing plans and strategies, Company records, research techniques and results, academic programs, academic course development, methods of instruction, training programs, computer programs, databases, software codes, systems and models, marketing, promotional and sales programs, and financial information concerning the

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business of the Company, which information is not readily available to the public and gives the Company an opportunity to gain an advantage over competitors who do not know or use this information in the same manner as the Company, and which the Company regards as confidential and proprietary (collectively “Confidential Information”). Such Confidential Information includes, but is not limited to: (i) information relating to the Company’s past and existing students and vendors and the development of prospective students and vendors, including, but not limited to, specific student service and product requirements, pricing, arrangements, payment terms, student lists and other similar information; (ii) inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company; (iii) advertising and marketing plans and strategies; (iv) the Company’s proprietary programs, processes or software; (v) the subject matter of any patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property; and (vi) other confidential and proprietary information or documents relating to the Company or its students or vendors which the Company reasonably regards as being confidential. Confidential Information does not include: (a) information known in general to your profession, or that becomes known thereafter, other than by an unauthorized act by you; (b) information that was lawfully in your possession before your employment with the Company; or (c) information obtained lawfully and in good faith from another party after such disclosure emanating from an original source other than the Company. You acknowledge that the Confidential Information is of incalculable value to the Company and is the exclusive property of the Company, and that the Company would suffer irreparable damage if any of the Confidential Information is improperly disclosed or used. Accordingly, you will not, at any time during your employment with (except as you reasonably determine is required to discharge your duties as an officer of the Company hereunder), or after the your separation from employment with, the Company, reveal, divulge, or make known to any person, firm or corporation any Confidential Information made known to you or of which you have become aware, regardless of whether developed, prepared, devised, or otherwise created in whole or in part by your efforts. You further agree that you will retain all Confidential Information in trust for the sole benefit of the Company, and will not (except, as provided above, to perform your duties) divulge or deliver any Confidential Information to any unauthorized person including, without limitation, any other employer of yours except as required by the order of any court or similar tribunal or any other governmental body or agency of appropriate jurisdiction; provided, that the you will, to the extent practicable, give the Company prior written notice of any such disclosure and will cooperate with the Company in obtaining a protective order or such similar protection as the Company may deem appropriate to preserve the confidential nature of such information. The foregoing obligations to maintain the Confidential Information shall not apply to any Confidential Information that is, or without any action by you becomes, generally available to the public

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(c)	Nondisparagement. You agree that, during your employment with the Company and at any time thereafter, regardless of the reason for your termination (whether voluntary or involuntary), you will not, directly or indirectly, through any agent or affiliate, make any comments or criticisms (whether of a professional or personal nature) to any individual or entity regarding the Company (or the terms of any agreement or arrangement of the Company) or any of its respective affiliates, stockholders or employees, that disparage the Company, its business or reputation, or any of its affiliates, stockholders or employees. The Company agrees that, during your employment with the Company and at any time thereafter, regardless of the reason for your termination (whether voluntary or involuntary), the Company will instruct its officers to not, directly or indirectly, through any agent or affiliate, make any comments or criticisms (whether of a professional or personal nature) to any individual or entity regarding you that disparage you or your reputation. Nothing herein shall preclude you or the Company from testifying, providing documents or otherwise responding to the extent required by lawful subpoena or other legal process, making appropriate reports to regulatory (or quasi-regulatory) bodies or authorities, completing internal investigations (whether requested by a regulatory (or quasi-regulatory) body or otherwise), completing any required or recommended securities filings or disclosures, or communicating within the Company to the extent consistent with legitimate business purposes.

(d)	Non-Solicitation/Non-hire. Commencing on the date of termination of your employment with the Company and for a period of two years thereafter, you will not, directly or indirectly, individually or on behalf of any Person (as defined below) (i) hire, solicit, aid or induce any individual employed by the Company or any affiliate of the Company, in either case during the 6-month period immediately preceding such hiring, solicitation, aid or inducement, to leave the Company or any affiliate of the Company to accept employment with or render services for you or such Person, or (ii) solicit, aid or induce any then-current student, customer, client, vendor, lender, supplier or sales representative of the Company or any of its affiliates or similar persons engaged in business with the Company or any of its affiliates to discontinue the relationship or reduce the amount of business done with the Company or any of its affiliates. “Person” means any individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity, or any department, agency or political subdivision thereof, or an accrediting body.

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(e)	Non-Competition. During your employment with the Company and/or any of its subsidiaries and continuing for twenty-four (24) months thereafter, you shall not, in any way, directly or indirectly, either for yourself or any other person or entity, whether paid or unpaid, accept employment with, own, manage, operate, consult or provide expert services to any person or entity that competes with the Company or any of its subsidiaries in any capacity that involves any responsibilities or activities involving or relating to any Competing Educational Service, as defined herein. “Competing Educational Service” means any educational service that competes with the educational services provided by the Company and/or any of its subsidiaries, including but not limited to coursework in the areas of visual communication and design technologies; information technology; business studies; culinary arts; and health education, or any education service. You hereby acknowledge that the following organizations, among others, provide Competing Educational Services and, should you accept employment with, own, manage, operate, consult or provide expert services to any of these organizations, it would inevitably require the use and/or disclosure of Confidential Information and would provide such organizations with an unfair business advantage over the Company: American Public Education, Inc.; Anthem Education; Apollo Education Group, Inc.; Bridgepoint Education, Inc.; Capella Education Company; Career Step, LLC; Delta Career Education Corporation; DeVry Education Group Inc.; Education Management Corporation; Grand Canyon Education Inc.; ITT Educational Services Inc.; Kaplan, Inc.; Laureate Education, Inc.; Learning Tree International Inc.; Lincoln Educational Services, Inc.; National American University Holdings Inc.; Pearson Embanet; Ross Education, LLC; Strayer Education Inc.; Universal Technical Institute Inc.; Zenith Education Group, Inc. and each of their respective subsidiaries, affiliates and successors. You further acknowledge that the Company and/or its subsidiaries provide career-oriented education through physical campuses throughout the United States and web-based virtual campuses throughout the world and, therefore, it is impracticable to identify a limited, specific geographical scope for this Section 16(e). Nothing herein shall prevent you from owning less than two percent (2%) of the capital stock of a company whose stock is publicly traded and that is engaged in Competing Educational Services.

(f)	You acknowledge and agree that the Company will suffer irreparable injury in the event of a breach by you of the terms of this Section 16. In the event of a breach of the terms of this Section 16, the Company shall be entitled, in addition to any other remedies and damages available and without proof of monetary or immediate damage, to a temporary and/or permanent injunction, without bond, to restrain the violation of this Section 16 by you or any persons acting for or in concert with you. Such remedy, however, shall be cumulative and nonexclusive and shall be in addition to any other remedy that the parties may have.

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(g)	To the extent inconsistent, the provisions of this Section 16 will control over any restrictive covenant provided in any other agreement (including the duration of any covenant following termination of employment), including any award agreement granted under the Plan, entered into from time to time unless such other agreement specifically provides that it controls over this Section 16.

(h)	The provisions of this Section 16 shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision in this Section 16 is found by a court of competent jurisdiction to be unenforceable or unreasonable as written, you and the Company hereby specifically and irrevocably authorize and request said court to revise the unenforceable or unreasonable provisions in a manner that shall result in the provision being enforceable while remaining as similar as legally possible to the purpose and intent of the original.

17.	Arbitration.

(a)	Arbitrable Claims. You and the Company mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims related in any way to your employment with the Company, including, but not limited to, any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual orientation, gender identity, gender expression, religion, national origin, age, marital or family status, medical condition, military status, handicap or disability, or any other legally-protected status), any claim arising out of or relating to this Letter, any awards granted hereunder, or the breach thereof, and any dispute as to the arbitrability of a matter under this provision (collectively, “Claims”); provided, however, that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. You and the Company expressly acknowledge that you waive the right to litigate Claims in a judicial forum before a judge or jury.

(b)	Claim Initiation/Time Limits. A party must notify the other party in writing of a request to arbitrate Claims within the same statute of limitations applicable to the legal claim asserted. The written request for arbitration must specify: (i) the factual basis on which the Claims are made; (ii) the statutory provision or legal theory under which Claims are made; and (iii) the nature and extent of any relief or remedy sought.

(c)

Procedures. The arbitration will be administered in Chicago, Illinois, in accordance with the Employment Arbitration Rules and Mediation Procedures then in effect (“Rules”) of the American Arbitration Association (“AAA”), a copy of which is available upon request to the Company. The arbitration shall be conducted by a tribunal of three arbitrators, of whom you shall appoint one and

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the Company shall appoint one. The two arbitrators so appointed shall select the chairman of the tribunal within thirty days of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limits provided herein or in the Rules, such arbitrator shall be appointed by the American Arbitration Association. You and the Company may be represented by counsel of your choosing. You and the Company shall pay your own legal fees (including counsel fees), and other fees and expenses incurred by you in obtaining or defending any right or benefit under such Claims; provided, however, that, irrespective of the outcome of any arbitration under this Section 17, the Company will pay any fees of the AAA, filing costs, arbitrator fees or expenses and any reasonable travel expenses incurred by you in connection with your travel to Chicago, Illinois for any arbitration proceeding.

(d)	Responsibilities of Tribunal; Award; Judgment. The tribunal will act as the impartial decision maker of any Claims that come within the scope of this arbitration provision. The tribunal will have the powers and authorities provided by the Rules and the state or common law under which the claim is made. For example, the tribunal will have the power and authority to include all remedies in the award available under the statute or common law under which the claim is made including, without limitation, the issuance of an injunction. The tribunal will apply the elements and burdens of proof, mitigation duty, interim earnings offsets and other legal rules or requirements under the statutory provision or common law under which such claim is made. The tribunal will permit reasonable pre-hearing discovery. The tribunal will have the power to issue subpoenas. The tribunal will have the authority to issue a summary disposition if there are no material factual issues in dispute requiring a hearing and you or the Company is clearly entitled to an award in its or your favor. The tribunal will not have the power or authority to add to, detract from or modify any provision of this Letter, or any related agreements or plans, including but not limited to any equity awards. The tribunal, in rendering an award in any arbitration conducted pursuant to this provision, shall issue a reasoned award in a signed written opinion stating the findings of fact and conclusions of law on which it is based. The tribunal shall be required to follow the law of the state designated by the parties herein. Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the tribunal may be entered, enforced or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

18.	Survival; Successors. Sections 9, 11, and 16 through 23 of this Letter shall survive and remain in effect following the date you terminate employment with the Company, as provided for therein.

July 30, 2015

This Letter shall inure to the benefit of and be enforceable by your legal representatives, including payment or provision of any unpaid amount or benefit due you immediately prior to your death. This Letter shall inure to the benefit of and be binding upon the Company and its successors.

19.	Entire Agreement. This Letter constitutes the entire agreement between the parties hereto with respect to the matters referred to herein and supersedes any and all prior agreements, whether written or oral. No other agreement relating to the terms of your employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. You acknowledge that you are entering into this Letter of your own free will and accord, and with no duress, that you have read this Letter and that you understand it and its legal consequences.

20.	Withholding Taxes. The Company may withhold from any amounts payable under this Letter such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

21.	Governing Law. The rights and obligations of you and the Company pursuant to this Letter shall be governed by the laws of the State of Illinois, and you and the Company specifically consent to the jurisdiction of the courts of the State of Illinois located in Cook County, Illinois over any action arising out of or related to this letter.

22.	Amendments and Waivers. Any term of this Letter may be amended or terminated and the observance of any term of this Letter may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and you. No waivers of or exceptions to any term, condition or provisions of this Letter, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

23.	Construction. You agree that we have participated jointly in the negotiation and drafting of this Letter. In the event any ambiguity or question of intent arises, this Letter shall be construed as having been drafted jointly by us and no presumption or burden of proof shall arise favoring or disfavoring either of us by virtue of the authorship of any of the provisions of this letter.

24.	Counterparts. This Letter may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Signatures delivered by facsimile or electronically (e.g., via .pdf file) shall be effective for all purposes.

[Signature Page to Letter Follows]

[Signature Page to Letter]

We are enthusiastic about you joining the Company and look forward to working with you. Please return a signed copy of this letter to either of us at your earliest convenience

Sincerely,

CAREER EDUCATION CORPORATION

By:	/s/ Thomas B. Lally
Name:	Thomas B. Lally
Title:	Lead Director of the Board of Directors

By:	/s/ Patrick W. Gross
Name:	Patrick W. Gross
Title:	Chairman of the Compensation Committee of the Board of Directors

Accepted and Agreed to:

/s/ Todd S. Nelson	7-30-15
Todd S. Nelson	Date

Exhibit A

“Cause” means, as reasonably determined by the Board, the occurrence of any one of the following by you: (a) any willful misconduct, gross negligence, willful abandonment of duty or material act of dishonesty; (b) a violation of the Company’s Code of Ethics for the Executive Officers and Senior Financial Officers or the Company Code of Business Conduct & Ethics, each as amended, restated or superseded; (c) commission of a felony or any other crime involving fraud or embezzlement; (d) a failure to reasonably cooperate in any investigation or proceeding concerning the Company; or (e) any violation of any non-compete, non-solicit or non-disclosure restrictive covenant applicable to you. For all purposes, no act or omission to act by you shall be “willful” if such act or omission was conducted in good faith or with a reasonable belief such conduct was in the best interests of the Company.

“Disability” has the meaning set forth in treasury regulation section 1.409A-3(i)(4).

“Good Reason” means the occurrence of any one of the following, without your prior written consent: (a) any material diminution in your title, duties or responsibilities (including reporting requirements); for which purpose, “Good Reason” will be deemed to occur upon any Change in Control in which occurs either (i) you are not the most-senior officer of the top-most parent company following such Change in Control or (ii) the Company stock ceases to be publicly-traded upon such Change in Control; (b) any material reduction in Base Salary, other than a proportional across-the-board reduction of applicable to all senior executives not exceeding 20% of Base Salary, or any material reduction in target Annual Bonus opportunity; (c) any material failure to pay any compensation when otherwise payable; or (d) any failure of a successor to the Company’s assets or business to assume the Company’s obligations to you under all applicable agreements. Notwithstanding the foregoing, your employment shall not be deemed to terminate for Good Reason unless you have given notice to the Company within 30 days of your knowledge of the first occurrence of one or more events alleged to give rise to Good Reason, the Company has failed to cure such event or events within 30 days following such notice, and your employment has terminated within two years following the occurrence of such events.

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